EXHIBIT 12.1

                                DENAMERICA CORP.
                        RATIO OF INCOME TO FIXED CHARGES
                                  (000 OMITTED)

                                                          FISCAL YEAR
                                    -------------------------------------------------------
                                      1994        1995       1996       1997         1998
                                      ----        ----       ----       ----         ----
Income (Loss) Before Income Taxes
  and Extraordinary Item ........   $   (550)   $    505   $  2,485   $(17,719)   $ (6,942)
Fixed Charges:
  Rental Expense ................      1,584       2,499      7,660     10,132       9,094
  Interest ......................      1,301       2,467      9,255     11,962      11,070
  Debt Expense Amortization .....         15         144        350      1,939       1,722
                                    --------    --------   --------   --------    --------
    Total Fixed Charges .........      2,900       5,110     17,265     24,023      21,886
                                    --------    --------   --------   --------    --------
Net Income as Adjusted ..........   $  2,350    $  5,615   $ 19,750   $  6,314    $ 14,944
                                    ========    ========   ========   ========    ========
Ratio ...........................                   1.10       1.14
                                                ========   ========
Amount Inadequate to Cover
    Fixed Charges ...............   $    550                          $ 17,719    $  6,942
                                    ========                          ========    ========